EXHIBIT 2.2
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                               AMENDMENT NO. 1

                                     TO

                        AGREEMENT AND PLAN OF MERGER

                                DATED AS OF

                              DECEMBER 15, 2000



                                   BETWEEN



                       THERMACORE INTERNATIONAL, INC.



                                     AND



                        MODINE MANUFACTURING COMPANY



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        THIS AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER between
   Thermacore International, Inc, and Modine Manufacturing Company (the "FIRST AMENDMENT") is entered into this 15th day of March, 2001, by and among Modine Manufacturing Company, a Wisconsin corporation ("BUYER"), Modine Merger Co., a Pennsylvania corporation and a direct wholly-owned subsidiary of Buyer (the "MERGER SUB") and Thermacore International, Inc., a Pennsylvania corporation (the "COMPANY").

                                 BACKGROUND

        A. Buyer and the Company entered into an Agreement and Plan of Merger dated December 13, 2000 (the "MERGER AGREEMENT") under which Buyer agreed, among other things, to form a new Pennsylvania corporation as a wholly-owned subsidiary and to cause such corporation to be merged with and into the Company on the Merger Date and pursuant to the terms and conditions of the Merger Agreement.

        B. Buyer has caused Merger Sub to be formed in accordance with the Merger Agreement. Buyer and Company desire Merger Sub to be a party to the Merger Agreement in order to comply with the statutory requirements for consummating a merger between Merger Sub and the Company under Pennsylvania law.

        C. Subsequent to the signing of the Merger Agreement, a total of five thousand (5,000) options to purchase Company Common Stock were rescinded by mutual agreement of the Company and the two holders of those options. The Buyer and the Company desire to modify the Merger Agreement, including, but not limited to, the formula to be used in determining the Per Share Consideration, to reflect the number of shares of Company Common Stock issuable upon the exercise of all outstanding Company Stock Options, whether vested or unvested, after giving effect to such rescission.

        D. The parties hereto desire to amend and modify the Merger Agreement on the terms and conditions set forth in this First
   Amendment.

        NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

                                  AGREEMENT

        1. Defined terms used herein but not otherwise defined shall have the meaning ascribed to them in the Merger Agreement.

        2. The Merger Agreement is hereby amended to join Merger Sub as a party to the Merger Agreement. By executing this First Amendment, Merger Sub agrees to perform all of the duties and obligations of "Merger Sub," as defined in the Merger Agreement, and to be bound by all of the terms and conditions of the Merger Agreement.

        3.   The first sentence of Section 1.1 is hereby deleted.







        4. Section 1.7 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

        SECTION 1.7. AGGREGATE CONSIDERATION; EXCHANGE RATIO; VALUATION OF BUYER COMMON STOCK. (a) For purposes of this Agreement, the aggregate consideration to be paid in exchange for the Company Stock in the Merger shall be ninety-three million five hundred forty-two thousand dollars ($93,542,000) (the "AGGREGATE CONSIDERATION"). The "PER SHARE CONSIDERATION" shall equal the Aggregate Consideration divided by 3,564,825, which, as of March 15, 2001, equals the sum of the number of outstanding shares of Company Common Stock, the number of shares of Company Common Stock into which the outstanding Company Preferred Stock is convertible, and the number of shares of Company Common Stock issuable upon the exercise of all outstanding Company Stock Options, whether vested or unvested as of the date of this Agreement.

        (b) The Exchange Ratio shall equal the Per Share Consideration divided by the Buyer Average Price (as defined below), with the quotient being rounded to the nearest one one hundred thousandth of a point. The "BUYER AVERAGE PRICE" means the unweighted average of the last-sale prices for the Buyer Common Stock, as reported on The Nasdaq Stock Market, for the twenty (20) trading days ending on the fifth trading day (the "VALUATION DATE") preceding the Merger Date, but not more than $32.00 nor less than $22.08.

        (c) If at any time during the period between the date of this Agreement and the Merger Date, any change in the outstanding shares of Buyer Common Stock shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares or any stock dividend thereon with a record date during such period or any similar transaction or event (each a "SHARE CHANGE"), the minimum and maximum Buyer Average Price set forth in Section 1.7(b) shall be changed by multiplying each such number by the Adjustment Ratio (as defined herein). The "ADJUSTMENT RATIO" shall be the number obtained by dividing the number of shares of Buyer Common Stock issued and outstanding immediately prior to the Share Change by the number of shares of Buyer Common Stock issued and outstanding immediately after the Share Change.

        5.   Merger Sub represents and warrants to the Company that:

             (a) CORPORATE EXISTENCE AND POWER. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, and has all corporate powers required to carry on its business as it is conducted prior to the Merger.

             (b) NON-CONTRAVENTION. The execution, delivery and performance by Merger Sub of the Merger Agreement and of this First Amendment and the consummation by Merger Sub of the transactions contemplated by the Merger Agreement do not (a) contravene or conflict with the Articles of Incorporation or bylaws of Merger Sub, (b)







   assuming compliance with the matters referred to in Section 4.3 of the Merger Agreement, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Merger Sub,
   (c) constitute a default (or an event which with notice, the lapse of time or both would become a default) under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Merger Sub or to a loss of any benefit to which Merger Sub is entitled under any provision of any agreement, contract or other instrument binding upon Merger Sub or any license, franchise, permit or other similar authorization held by Merger Sub, (d) except for the approval of the Board of Directors of Merger Sub, require any action or consent or approval of any Person other than a Governmental Authority, or (e) result in the creation or imposition of any Lien on any asset of Merger Sub, other than, in the case of the events specified in clauses (b), (c), (d) and (e) (other than indebtedness of Merger Sub), any such event which, individually or in the aggregate, has not had, and is not reasonably likely to have, a Material Adverse Effect on Merger Sub.

        6. REFERENCES. All references to the Merger Agreement in any other documents shall mean the Merger Agreement as amended hereby and from time to time hereafter in writing.

        7. GOVERNING LAW. This First Amendment shall be governed in all respects by the laws of the Commonwealth of Pennsylvania without regard to the conflicts of laws principles of any jurisdiction.

        8.   NO OTHER CHANGES.  Except as set forth in this First
   Amendment, the Merger Agreement remains in full force and effect and is hereby ratified and confirmed.

        9. EXECUTION IN COUNTERPARTS. This First Amendment may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.


         [THE REMAINDER OF THIS PAGE WAS INTENTIONALLY LEFT BLANK.]







        IN WITNESS WHEREOF, the undersigned duly authorized officers have executed this First Amendment as of the date first written above.


                            MODINE MANUFACTURING COMPANY



                            By:  /s/ Donald R. Johnson
                                 ---------------------------------------
                            Name:    Donald R. Johnson
                            Title:   President and Chief Executive Officer


                            MODINE MERGER CO.


                            By:  /s/ David B. Rayburn
                                 ----------------------------------------
                            Name:    David B. Rayburn
                            Title:   President


                            THERMACORE INTERNATIONAL, INC.


                            By:  /s/ L. Ronald Hoover
                                 ----------------------------------------
                            Name:    L. Ronald Hoover
                            Title:   Chief Executive Officer and Chairman